Exhibit 3.1
EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS
OF
CONVERTIBLE PREFERRED STOCK, SERIES A
OF
CARE.COM, INC.
Pursuant to Section 151 of the
General Corporation Law
of the State of Delaware
CARE.COM, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:
FIRST: The Restated Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting and the designation of each series of Preferred Stock, the powers (including voting power if any) of the shares of such series, and the preferences and other rights, and the qualifications, limitations or restrictions thereof.
SECOND: The Board of Directors, in accordance with the provisions of the Restated Certificate of Incorporation, the By-laws of the Company and applicable law, adopted the following resolution on June 26, 2016, providing for the issuance of a series of 46,350 shares of Preferred Stock of the Company designated as “Convertible Preferred Stock, Series A.”
RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation, the By-laws of the Company and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Company be and hereby is created, and that the number of shares of such series, and the voting and other powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES
Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Convertible Preferred Stock, Series A” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 46,350; provided that the Company may decrease such number from time to time, but not below a number equal to the sum of the number of shares of Series A Preferred Stock then outstanding.
Section 2. Ranking. (a)    The Series A Preferred Stock will rank, with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution, (i) on a parity with each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company and (ii) senior to the Common Stock and each other class or series of capital stock the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.
(b)    Each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company are herein referred to as “Parity Securities.”
Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:
“Accrued and Unpaid Dividends” means, as of any date with respect to a share of Series A Preferred Stock, the amount, as of such date, of any accrued and unpaid dividends thereon.
“Accruing Dividend” has the meaning sent forth in Section 4(b)(i).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.
“Beneficial Ownership” or “Beneficially Own” shall have the meanings given such terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and a person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any equity securities of the Company which may be acquired by such person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any Subsidiary of the Company.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.
“Certificate of Designations” means this Certificate of Designations of CARE.COM, INC., dated June 29, 2016, as it may be amended from time to time in accordance herewith.
“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, including this Certificate of Designations and any other certificate of designations incorporated therein under the Delaware General Corporation Law, each as amended from time to time in accordance therewith.
“Change of Control” means (i) any purchase or acquisition (whether by way of tender or exchange offer, merger, share exchange, consolidation, business combination, recapitalization, reorganization or similar transaction) by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), that results in such Person or group Beneficially Owning (A) securities representing a majority of the outstanding voting power of the Company entitled to elect the Board of Directors or (B) the majority of the outstanding shares of Common Stock or (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken together as a whole.
“Change of Control Effective Date” has the meaning set forth in Section 12(a).
“Change of Control Election” has the meaning set forth in Section 12(a).
“Change of Control Election Period” has the meaning set forth in Section 12(a).
“Change of Control Payment Date” has the meaning set forth in Section 12(a).
“Close of Business” means (i) with respect to the Record Date for any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the closing of the Company’s stock register on such date, for the purpose of determining the holders of capital stock entitled to receive such issuance, dividend or distribution, and (ii) in all other cases, 6:00 pm, New York City time, on the date in question.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) on such date of the shares of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group or a similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.
“Common Stock” means the Company’s Common Stock, par value $0.001 per share.
“Company” means CARE.COM, INC., a Delaware corporation, and any successor thereto.
“Conversion Date” means the date of any Optional Conversion Date or Mandatory Conversion Date, as applicable.
“Conversion Price” means $10.50, subject to adjustments in accordance with this Certificate of Designations.
“Dividend Payment Date” has the meaning set forth in Section 4(b).

“Dividend Rate” means (i) from the Issue Date to, but not including, the Dividend Rate Termination Date, 5.50% per annum and (ii) on or after the Dividend Rate Termination Date, 0.00%.
“Dividend Rate Termination Date” shall mean the first Business Day after the seventh anniversary of the Issue Date.
“Expiration Date” has the meaning set forth in Section 11(c).
“Google Capital” has the meaning set forth in Section 13(b).
“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company and the Company’s transfer agent and registrar as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
“Initial Change of Control Notice” has the meaning set forth in Section 12(a).
“Investment Agreement” means the Investment Agreement, dated as of June 29, 2016, between the Company and GOOGLE CAPITAL 2016, L.P., a Delaware limited partnership, as may be amended from time to time.
“Issue Date” means the date upon which the shares of Series A Preferred Stock are first issued.
“Liquidation Preference” means, as to any share of Series A Preferred Stock, $1,000.00 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock), as further adjusted pursuant to Section 4(b) from time to time (unless expressly stated herein).
“Mandatory Conversion Date” means, with respect to the shares of Series A Preferred Stock of any Holder, a Business Day that is (i) designated in a Mandatory Conversion Notice and (ii) following the fifth anniversary of the Issue Date; provided that certain conditions in Section 7(b) are satisfied.
“Mandatory Conversion Notice” has the meaning set for in Section 7(b).
“Mandatory Redemption” has the meaning set forth in Section 9(b).
“Mandatory Redemption Date” has the meaning set forth in Section 9(b)
“Mandatory Redemption Notice” has the meaning set forth in Section 9(b).
“Market Value” means, with respect to any date of determination, the average Closing Price of the Common Stock for a 20 consecutive Trading Day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the

“ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution means the first date on which the Common Stock trades, regular way, on the over-the-counter market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.
“Optional Conversion Date” has the meaning set forth in Section 7(a).
“Optional Redemption” has the meaning set forth in Section 9(a).
“Optional Redemption Notice” has the meaning set forth in Section 9(a).
“Parity Securities” has the meaning set forth in Section 2(b). For the avoidance of doubt, the term “Parity Securities” does not mean or include the Common Stock.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
“Preferred Stock” has the meaning set forth in the recitals.
“Purchased Shares” has the meaning set forth in Section 11(c).
“Record Date” means, with respect to any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution.
“Redemption Date” has the meaning set forth in Section 9(b).
“Redemption Price” means with respect to a share of Series A Preferred Stock, the Liquidation Preference thereof plus Accrued and Unpaid Dividends thereon to, but not including, the applicable Redemption Date.
“Series A Director” has the meaning set forth in Section 13(b).
“Series A Preferred Stock” has the meaning set forth in Section 1.
“Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

“Tender Offer” means a broad solicitation by a Person to purchase a substantial percentage of a company’s equity securities.
“Trading Day” means a Business Day on which the shares of Common Stock:
(i)    are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and
(ii)    have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
Section 4. Dividends. (a) From and after the Issue Date, Holders shall be entitled to receive cumulative dividends of the type and in the amount determined as set forth in this Section 4, and no more.
(b)    Accruing Dividends. Commencing on the Issue Date and terminating on the Dividend Rate Termination Date, dividends shall accrue and shall be payable semi-annually in arrears on December 29 and June 29 of each year (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the preceding Business Day, for each outstanding share of Series A Preferred Stock as follows:
(i)    Dividends at an annual rate equal to the Dividend Rate multiplied by the Liquidation Preference, payable in additional Liquidation Preference per share of Series A Preferred Stock (each such dividend, an “Accruing Dividend”).
(ii)    Accruing Dividends payable pursuant to this Section 4(b) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 180. The period from the Issue Date to and including December 29, 2016 and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period”. Accruing Dividends payable pursuant to this Section 4(b) are cumulative. Such dividends shall (i) begin to accrue and be cumulative from the Issue Date, (ii) compound annually (i.e., by increasing the Liquidation Preference of each share of Series A Preferred Stock annually in an amount equal to the sum of the Accruing Dividends payable per share of Series A Preferred Stock) and (iii) be payable semi-annually in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date, in each case, whether or not declared by the Board of Directors.
(iii)    If a Conversion Date with respect to any share of Series A Preferred Stock is prior to the Record Date for any dividend, the Holder of such shares will not be entitled to any such dividend, subject to any accrued but unpaid dividends being taken into account in Section 7. If a Conversion Date with respect to any share of Series A Preferred Stock is after the Record Date for any dividend but before the corresponding Dividend Payment Date, the Holder of such share of Series A Preferred Stock shall have the right to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date. Dividends shall cease to accrue in respect of shares of the Series A Preferred Stock on the date of their redemption unless the Company shall have failed to pay the relevant redemption price on the date fixed for redemption.
(c)     Participating Dividends. If the Board of Directors, or a duly authorized committee of the Board of Directors, declares and pays a cash dividend in respect of Common Stock or any other dividend or distribution in respect of Common Stock for which no adjustment in the Conversion Price is required to be made pursuant to Section 11, then the Board of Directors, or a duly authorized committee of the Board of Directors, shall declare and pay to the Holders of the Series A Preferred Stock, on the same dates on which such cash dividend (or other dividend or distribution) is declared or paid, as applicable, on the Common Stock, a dividend or distribution in the same form and in an amount per share of Series A Preferred Stock equal to the product of (i) the per share dividend or distribution declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible on the Record Date for such dividend or distribution; provided, however, that (x) until such dividend or distribution (and each other dividend or distribution declared or (to the extent the applicable Dividend Payment Date has occurred) accrued on the Series A Preferred Stock, including under Section 4(b)) has been paid in full in respect of Series A Preferred Stock, the Company may not make any payment of such dividend or distribution with respect to any class or series of capital stock that ranks junior to the Series A Preferred Stock with respect to dividend rights and (y) to the extent that the Company declares a dividend on the Series A Preferred Stock and any class or series of capital stock that ranks on parity with the Series A Preferred Stock with respect to dividend rights but does not have sufficient legally available funds to make the full payment of such declared dividends, the Company shall allocate the dividend payments on a pro rata basis among the Holders of the Series A Preferred Stock and the holders of any class or series of capital stock that ranks on parity with the Series A Preferred Stock with respect to dividend rights. No cash dividend (or any other dividend or distribution for which no adjustment to the Conversion Price is required to be made pursuant to Section 11) may be declared or paid unless the Board of Directors and the Company comply with this Section 4(c).
(d)    Each dividend will be payable to Holders of record as they appear in the records of the Company on the applicable Record Date, which with respect to dividends payable pursuant to Section 4(b), shall be on the fifteenth day of the month in which the relevant Dividend Payment Date occurs and with respect to dividends payable pursuant to Section 4(c) shall be the record date in respect of such dividend or distribution.

(e)    For the avoidance of doubt, the term “Liquidation Preference” as used in this Section 4 shall not be deemed to include Accruing Dividends that have accrued subsequent to the immediately preceding Dividend Payment Date, but have not yet been added to the Liquidation Preference of a share of Series A Preferred Stock pursuant to Section 4(b).
Section 5. Liquidation. (a)  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, after satisfaction of all liabilities, if any, to creditors of the Company and subject to Section 5(b) and to the rights of holders of any shares of capital stock of the Company then outstanding ranking senior to the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of capital stock of the Company ranking junior to the Series A Preferred Stock as to such distribution, a liquidating distribution in an amount equal to (i) the Liquidation Preference per share plus (ii) Accrued and Unpaid Dividends, if any, prior to the date of payment of such distribution. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Company.
(b)    In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
(c)    The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other assets will not constitute its liquidation, dissolution or winding up, but instead shall be subject to Section 12.
Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Certificate of Designations.
Section 7. Conversion. (a)  Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time, and from time to time, including any time prior to a Mandatory Redemption, into the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the quotient of (1) the Liquidation Preference plus Accrued and Unpaid Dividends divided by (2) the Conversion Price. In order to convert shares of Series A

Preferred Stock into shares of Common Stock pursuant to this Section 7(a), the Holder must surrender the certificates (or if such Holder has so elected to hold its Series A Preferred Stock in uncertificated book-entry shares with the Company’s transfer agent, then such uncertificated book-entry shares) representing such shares of Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), accompanied by transfer instruments reasonably satisfactory to the Company, at the principal office of the Company (or such other place mutually acceptable to the Holder and the Company), together with written notice that such Holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, together with such notice, by the Company or (in accordance with the immediately preceding sentence) its authorized agent will be the date of conversion (an “Optional Conversion Date”). In the event that (i) a Holder transfers shares of Series A Preferred Stock and (ii) the Holder subsequently receives written notice from the Company that such transfer was not permitted by and in accordance with the Investment Agreement (a “Non-Compliant Transfer”), the shares so transferred shall be automatically converted into shares of Common Stock at the Conversion Price in effect immediately prior to such transfer (in which case the date of such transfer shall be deemed to be the Conversion Date) if such shares are not transferred back to such Holder within 30 days of receiving the Company’s notice of Non-Compliant Transfer; provided that if at such time Holder is contesting in good faith the Company’s conclusion that such transfer was a Non-Compliant Transfer, no such conversion shall occur until such dispute has been resolved.
(b)    Mandatory Conversion. Subject to the conditions set forth in this Section 7(b), the Company shall have the right at any time to cause each Holder of Series A Preferred Stock to mandatorily convert its shares of Series A Preferred Stock into Common Stock by delivering to the Holder written notice (a “Mandatory Conversion Notice”) electing to exercise its rights under this Section 7(b) and specifying (A) the applicable Mandatory Conversion Date (which in the case of a Mandatory Conversion Notice delivered between the fifth anniversary of the Issue Date and prior to the Dividend Rate Termination Date, shall be no earlier than the date such Mandatory Conversion Notice is delivered to such Holder, and, in the case of a Mandatory Conversion Notice delivered on or after the Dividend Rate Termination Date, shall be no earlier than 60 days following the date such Mandatory Conversion Notice is delivered to such Holder), (B) that the conversion will occur on such Mandatory Conversion Date and (C) with respect to such Holder, the number of shares of Common Stock into which such Holder’s shares of Series A Preferred Stock will convert. Notwithstanding the foregoing, the Company may not deliver a Mandatory Conversion Notice until after the fifth anniversary of the Issue Date. Between the fifth anniversary of the Issue Date and prior to the Dividend Rate Termination Date, the Company may only deliver a Mandatory Conversion Notice if, during such period, the Closing Price of the Common Stock equals or exceeds 150% of the prevailing Conversion Price for at least 20 Trading Days within a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period. In the event the Company has the right to deliver a Mandatory Conversion Notice after the fifth anniversary of the Issue Date and prior to the Dividend Rate Termination Date, such notice may be delivered at any time commencing the first Business Day following the final Trading Day of such 30 consecutive Trading Day period. If the Company elects to cause less than all the shares of the Series A Preferred Stock to be converted, the Company shall select the Series A Preferred Stock to be converted from each Holder on a pro rata basis. Notwithstanding the foregoing, if the Company selects a portion of a Holder’s Series A Preferred Stock for partial conversion at the option of the Company and such Holder converts an additional portion of its shares of Series A Preferred Stock, both converted portions will be deemed to be from the portion selected for conversion at the option of the Company under this Section 7 and the pro rata allocations of shares of Series A Preferred Stock to be converted from each other Holder shall be reduced accordingly. Each share of Series A Preferred Stock converted pursuant to this Section 7(b) shall be converted into the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the quotient of (1) the Liquidation Preference plus Accrued and Unpaid Dividends divided by (2) the Conversion Price in effect at the time of such conversion.
Section 8. Conversion Procedures. (a)  On a Conversion Date, with respect to any share of Series A Preferred Stock, certificates (or if (x) the Holder shall so elect, (y) permitted by applicable law, including the Securities Act of 1933, and (z) the Company or its transfer agent already provides, for one or more other Holders, for uncertificated book-entry shares of Common Stock, then such uncertificated book-entry shares) representing the number of shares of Common Stock into which the applicable shares of Series A Preferred Stock are converted shall be promptly issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company) to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder pursuant to Section 18(b).
(b)    From and after a Conversion Date, the shares of Series A Preferred Stock to be converted on such Conversion Date, will cease to be entitled to any dividends that may thereafter be declared on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive from the Company the Common Stock upon conversion thereof and any dividends previously declared or otherwise accrued on the Series A Preferred Stock but not paid) of the Holder of such shares of Series A Preferred Stock to be converted shall cease and terminate with respect to such shares. Prior to the Conversion Date, except as otherwise provided herein, Holders shall have no rights as owners of the Common Stock (or other relevant capital stock or equity interest into which the Series A Preferred Stock may then be convertible in accordance herewith) (including voting powers, and rights to receive any dividends or other distributions on the Common

Stock or other securities issuable upon conversion) by virtue of holding shares of Series A Preferred Stock.
(c)    Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for future issuance, but shall not be reissued as shares of Series A Preferred Stock. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock but not below the aggregate number of shares of Series A Preferred Stock then outstanding.
(d)    The Person or Persons entitled to receive the Common Stock and/or cash issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the Close of Business on a Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(e)    In the event that fewer than all of the shares of Series A Preferred Stock held by any Holder are converted pursuant to Section 7(a), then a new certificate (or book-entry shares) representing the unconverted shares of Series A Preferred Stock shall be issued to such Holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable Common Stock.
Section 9. Redemption.
(a)    Optional Redemption. At any time after the Dividend Rate Termination Date, each Holder shall have the right to cause the Company to redeem (an “Optional Redemption”), at the Redemption Price, all of its outstanding shares of the Series A Preferred Stock. Notice of such redemption (an “Optional Redemption Notice”) shall be sent by or on behalf of the demanding Holder to the Company at least 60 days prior to the date on which the Holder requests redemption of its shares of Series A Preferred Stock by the Company (an “Optional Redemption Date).
(b)    Mandatory Redemption. At any time after the Dividend Rate Termination Date, the Company shall have the right pursuant to this Section 9(b) to redeem (a “Mandatory Redemption”), at the Redemption Price, all outstanding shares of the Series A Preferred Stock. Notice of such redemption (a “Mandatory Redemption Notice”) shall be sent by or on behalf of the Company at least 60 days prior to the date on which the Company elects to redeem the Series A Preferred Stock (a “Mandatory Redemption Date” and, together with any Optional Redemption Date and the date of any redemption in connection with a Change of Control Election, each a “Redemption Date”), by first class mail, postage prepaid, to all holders of record of the Series A Preferred Stock at their respective last addresses as they shall appear on the books of the Company’s transfer agent.
Section 10. Redemption Procedures.
(a)    Form of Notice of Redemption. In addition to any information required by law, the Mandatory Redemption Notice required to be delivered to Holders pursuant to Section 9(b) shall specify (i) the relevant Redemption Date; (ii) the Redemption Price; (iii) the place or places in the United States where certificates for such shares (or uncertificated book-entry shares) are to be surrendered for payment of the Redemption Price; (iv) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date; (v) the Conversion Price; (vi) that Series A Preferred Stock called for redemption may be converted at any time before the Close of Business on the Mandatory Redemption Date; and (vii) that Holders of Series A Preferred Stock must satisfy the requirements of Section 7(a) and Section 8 above if such Holders desire to convert such shares.
(b)    On or prior to any Redemption Date, the Company shall deposit the Redemption Price for all shares of Series A Preferred Stock not yet redeemed or converted with a bank or trust corporation as a trust fund for the benefit of the respective Holders of the Series A Preferred Stock, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective Holders on or after such Redemption Date, upon receipt of notification from the Company that such Holder has surrendered its share certificate (or uncertificated shares held in book-entry) to the Company as specified in the notice delivered pursuant to Section 10(a).
(c)    If notice has been mailed in accordance with Section 10(a) and provided that, on or before any Redemption Date, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the Holders of the Series A Preferred Stock, so as to be, and to continue to be available therefor, then, from and after the applicable Redemption Date, dividends on the shares of the Series A Preferred Stock shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the Holders thereof as shareholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares (or any uncertificated shares in book-entry form) so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price.
(d)    Any funds deposited with a bank or trust Company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(i)    the Company shall be entitled to receive from such bank or trust Company the interest or other earnings, if any, earned on any money so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings; and
(ii)    any balance of monies so deposited by the Company and unclaimed by the Holders of the Series A Preferred Stock entitled thereto at the expiration of one year from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.
(e)    No Series A Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price, including a redemption upon a Change of Control Election, as applicable. If, upon the applicable Redemption Date, the assets of the Company legally available to redeem the Series A Preferred Stock shall be insufficient to redeem all outstanding shares of Series A Preferred Stock, (i) the Company shall redeem that number of shares of Series A Preferred Stock that may be redeemed with the assets of the Company legally available to redeem the Series A Preferred Stock (pro rata among the Holders of Series A Preferred Stock based on the relative number of shares of Series A Preferred Stock held by such Holders) and (ii) any unredeemed shares shall be carried forward and shall be redeemed at such time as funds are legally available to so redeem such shares. All shares of Series A Preferred Stock which are subject to redemption hereunder but which have not been redeemed due to insufficient legally available funds and assets shall continue to be outstanding and entitled to all dividends, liquidation, conversion and other rights, preferences and privileges of the Series A Preferred Stock until such shares are converted or redeemed or until the Dividend Rate Termination Date.
(f)    All shares of Series A Preferred Stock redeemed pursuant to Section 9 shall be retired and shall be restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series and may thereafter be reissued as shares of any series of Preferred Stock.
(g)    Except as specifically provided in Section 9 and Section 12, the Series A Preferred Stock shall not be redeemable.
Section 11. Anti-Dilution Adjustments. (a)  The Conversion Price shall be subject to adjustment from time to time (successively and for each event described) in accordance with this Section 11.
(b)    If the Company, at any time or from time to time while any of the Series A Preferred Stock is outstanding, shall (1) pay a dividend or make a distribution on its outstanding shares of Common Stock in shares of the Common Stock, (2) subdivide the then outstanding shares of Common Stock into a greater number of shares of

Common Stock or (3) combine the then outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Price in effect at the Close of Business on the Record Date for such dividend or distribution, or immediately preceding the effective time and date of such subdivision or combination shall be adjusted, effective at such time, so that the Holder of each share of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock that such Holder would have owned or been entitled to receive immediately following such action had such shares of Series A Preferred Stock been converted immediately prior to such time.
If any dividend or distribution that is the subject of this Section 11(b) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors, or a duly authorized committee of the Board of Directors, publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared. The Company will not pay any dividend or make any distribution on shares of Common Stock held in treasury, if any.
(c)    In the case that a Tender Offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such Tender Offer (as amended through the expiration thereof) shall require the payment to holders of the Common Stock (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board of Directors) per share of Common Stock that exceeds the Closing Price of the Common Stock on the last date on which tenders may be made pursuant to such Tender Offer (as amended through the expiration thereof) (the “Expiration Date”) or, if such date is not a Trading Day, the immediately preceding Trading Day, then, immediately prior to the opening of business on the day after the Expiration Date, the Conversion Price shall be reduced by multiplying the Conversion Price as of immediately prior to the Close of Business on the Expiration Date by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the Expiration Date and (y) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Date, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the Expiration Date and (II) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Date less the number of all shares validly tendered, not withdrawn and accepted for payment on the Expiration Date (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (as determined in good faith by the Board of Directors) of the aggregate consideration payable to stockholders of the Company pursuant to the Tender Offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).
(d)    If the Company takes any action affecting the Common Stock, other than an action described in Section 11(b) and Section 11(c), which upon a determination by the Board of Directors, in its sole discretion, is intended to be a “fact” for purposes of Section 151(a) of the General Corporation Law of the State of Delaware, that would materially adversely affect the conversion rights of the Holders of the Series A Preferred Stock, the Conversion Price shall be decreased, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.
(e)    (i) All calculations under this Section 11 shall be made to the nearest 1/100,000 of a share of Common Stock per share of Series A Preferred Stock. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than 1%; provided, however, that any such adjustment not required to be made pursuant to this Section 11(e)(i) will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than 1% that has not been made will be made upon (x) a Conversion Date or Redemption Date or (y) the date of any Change of Control or Mandatory Cancellation.
(ii)    No adjustment to the Conversion Price shall be made, including with respect to Section 4(c) hereof, if Holders participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.
(iii)    Notwithstanding the foregoing, the Conversion Price shall not be adjusted:
(A)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;
(B)    upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, agreement or program of or assumed by the Company or any of its subsidiaries;
(C)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series A Preferred Stock were first issued;
(D)    for a change in the par value of Common Stock;
(E)    for accrued and unpaid dividends on the Series A Preferred Stock; or

(F)    in connection with any repurchase or retirement of Common Stock other than a Tender Offer that would adjust the Conversion Price pursuant to Section 11(c).
(f)    Whenever the Conversion Price is to be adjusted in accordance with Section 11, the Company shall: (i) compute the Conversion Price in accordance with Section 11, taking into account Section 11(e)(i) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 11, taking into account Section 11(e)(i) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 11 hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.
(g)    Notwithstanding anything to the contrary in this Certificate of Designations, including Section 11 hereof, in no event shall the Series A Preferred Stock be convertible into more than 6,453,660 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, which, for the avoidance of doubt, excludes any adjustment pursuant to Section 11(c) or Section 11(d) hereof), which represents 19.9% of the Company’s outstanding Common Stock immediately prior to the Issue Date.
Section 12. Change of Control.
(a)    Change of Control Election. On or before the 20th Business Day prior to the date on which the Company anticipates that a Change of Control will be consummated (such date, the “Change of Control Effective Date”) (or, if later, promptly after the Company discovers that a Change of Control will or is reasonably likely to occur or has occurred), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company (such notice, an “Initial Change of Control Notice”). The Initial Change of Control Notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Change of Control has occurred) and shall set forth the material terms of the Change of Control or expected Change of Control, including whether the Change of Control is expected to result in the conversion or cancellation of the Common Stock in exchange for the right to receive consideration and, if so, the consideration expected to be payable in respect thereof. Within 20 Business Days of the receipt of an Initial Change of Control Notice (the “Change of Control Election Period”), each Holder of outstanding shares of Series A Preferred Stock may elect to: (i) require the Company to redeem all of its outstanding shares of Series A Preferred Stock at a price per share equal to 150% of the Liquidation Preference plus Accrued and Unpaid Dividends or (ii) convert all of its shares of Series A Preferred Stock into Common Stock pursuant to Section 7(a) and Section 8 hereof (each a “Change of Control Election”). Each Change of Control

Election made with respect to an anticipated Change of Control that has not yet occurred shall be revocable by the applicable Holder until, and shall be contingent upon, the consummation of such Change of Control, and, other than in the case of a Change of Control resulting in a Mandatory Cancellation as provided in Section 12(b), in the event a Holder fails to make a Change of Control Election prior to the end of the Change of Control Election Period, such Holder’s right to make a Change of Control Election with respect to such Change of Control shall be forfeited. Subject to the consummation of the applicable Change of Control, upon a date that is no later than the later of: (x) 10 Business Days following the expiration of the Change of Control Election Period and (y) 5 Business Days following the Change of Control Effective Date (such date, the “Change of Control Payment Date”), the Company shall consummate each Holder’s Change of Control Election.
(b)    Mandatory Cancellation. Notwithstanding the provisions of Section 12(a), if a Change of Control results in the conversion or cancellation of the Common Stock in exchange for consideration consisting exclusively of cash or securities listed for trading on a U.S. national securities exchange (“Listed Securities”), then, regardless of whether a Holder makes a Change of Control Election pursuant to Section 12(a), such Holder shall be deemed to have made a Change of Control Election in favor of the alternative that would result in the Holder receiving the greatest amount of consideration payable upon redemption or conversion of its outstanding shares of Series A Preferred Stock immediately prior to the conversion or cancellation of the Common Stock, with any Listed Securities being valued for such purpose at their closing price per share on the principal national securities exchange on which they are listed on the Trading Day immediately preceding the day on which the Common Stock is converted or cancelled in connection with such Change of Control and the Holder’s outstanding shares of Series A Preferred Stock shall be automatically cancelled, without the necessity of any action on the part of the Holder, in exchange for the right to receive payment of such consideration on the date of the conversion or cancellation of the Common Stock in connection with such Change of Control (a “Mandatory Cancellation”). In the event of a Mandatory Cancellation, the Company shall provide (or shall cause its successor to provide) notice of such Mandatory Cancellation to the Holders and instructions to the Holders for the surrender of the certificates (or book-entry accounts) representing the shares of Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company or its successor, as applicable), and the Holders’ right to receive payment pursuant to this Section 12(b) shall not be conditioned upon any matters other than such surrender of certificates (or book-entry accounts).
(c)    Change of Control Election Procedures. To exercise a Change of Control Election (other than as specified in Section 12(b)), a Holder must, no later than 5:00 p.m., New York City time, on or prior to the expiration of the Change of Control Election Period, surrender to the Company the certificates (or book-entry accounts) representing the shares of Series A Preferred Stock to be redeemed or converted, as applicable (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), and indicate its Change of Control Election pursuant to Section 12(a).
(d)    Insufficient Legally Available Funds. If on a Change of Control Payment Date, the Company does not have sufficient legally available funds to purchase all shares of Series A Preferred Stock surrendered in connection with any such Change of Control Election pursuant to clause (i) of Section 12(a), then the Company shall purchase the maximum number of shares of Series A Preferred Stock that may be purchased with such legally available funds on a pro rata basis and the Holders shall be entitled to withdraw any Change of Control Election with respect to unpurchased shares. To the extent that Holders do not withdraw Change of Control Elections pursuant to the foregoing sentence, the Company shall redeem or pay cash consideration on, as applicable, any remaining shares as soon as it has any additional legally available funds.
Section 13. Voting Powers. (a) In addition to the other voting powers and consent rights set forth in this Certificate of Designations, including this Section 13 and as otherwise provided by law, the Holders shall be entitled to (i) vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock, (ii) when voting with the Common Stock, cast a number of votes equal to the number of shares of Common Stock into which all shares of Series A Preferred Stock held by such Holder are convertible as of the record date for the determination of the holders of Common Stock entitled to vote on the matter in question and (iii) notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and By-laws of the Company, and applicable law or regulation or stock exchange rule, as if the Holders of Series A Preferred Stock were holders of Common Stock.
(b)    For so long as GOOGLE CAPITAL 2016, L.P. and its Affiliates (collectively, “Google Capital”) Beneficially Own at least 50% of the shares of Series A Preferred Stock purchased from the Company pursuant to the Investment Agreement (accounting for any appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), the holders of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect one director to the Board of Directors (such director, herein referred to as a “Series A Director”). For the avoidance of doubt, the right of the Series A Preferred Stock to vote for the election of the Series A Director shall be in addition to the right of the Series A Preferred Stock to vote together with the holders of Common Stock for the election of the other members of the Board of Directors.
(c)    The Series A Director so elected shall serve until his or her successor is elected and qualified or his or her earlier resignation or removal; any vacancy or newly created directorship in the position of the Series A Director may be filled only by the affirmative vote of the holders of Series A Preferred Stock and the Series A Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote of the holders of Series A Preferred Stock, in each case at a special meeting called for such purpose or by written consent of the holders of Series A Preferred Stock, and any vacancy created by such removal may also be filled by the holders of Series A Preferred Stock at such meeting or by such consent. So long as holders of Series A Preferred Stock are entitled to elect a Series A Director pursuant to Section 13(b), in connection with any annual or special meeting (or any action by written consent in lieu of a meeting) of stockholders of the Company at (or, in the case of a written consent, by) which directors of the class to which the Series A Director is initially elected are to be elected, then the holders of the Series A Preferred Stock shall be entitled to elect a Series A Director based on the number of shares of Series A Preferred Stock outstanding on the record date for such meeting (or written consent). Notwithstanding the foregoing, at such time as the threshold set forth in Section 13(b) is not satisfied, the right of the holders of Series A Preferred Stock to elect the Series A Director shall terminate and the then serving Series A Director shall promptly resign and shall not be replaced with a new director. The Company and the Board of Directors shall take any and all actions within their respective power to ensure compliance with the terms of this Section 13.
(d)    Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
(e)    Notwithstanding anything to the contrary in this Certificate of Designations, in no event shall: (i) the aggregate voting power of the Series A Preferred Stock on matters submitted for a vote of holders of Common Stock exceed the equivalent of 6,453,660 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, which, for the avoidance of doubt, excludes any adjustment pursuant to Section 11(c) or Section 11(d) hereof), with any related reduction in voting power as a result of the foregoing limitation applied pro rata among the holders of Series A Preferred Stock based on the relative number of shares of Series A Preferred Stock held by such holders; or (ii) the Conversion Price used for the purposes of determining the voting power of the Series A Preferred Stock on matters submitted for a vote of holders of Common Stock adjust below $8.24 as a result of an adjustment pursuant to Section 11(c) or Section 11(d) hereof.
Section 14. Fractional Shares. (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.
(b)    In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 7 and 8 hereof, the Company shall pay (concurrently with the issuance of the shares of Common Stock) an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding a Conversion Date.
(c)    If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.
Section 15. Protective Provisions. At any time when at least 50% of the shares of Series A Preferred Stock purchased from the Company pursuant to the Investment Agreement (accounting for any appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding, the Company shall not, either directly or indirectly do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, alter or repeal any provision of the Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;
(b)    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks equal to or junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks equal to or junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption; or
(c)    reclassify, alter or amend any existing security of the Company that is equal to or junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege.
Section 16. Reservation of Common Stock. (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares of Common Stock acquired by the Company and not retired, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable. For purposes of this Section 16, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
(b)    Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock acquired and not retired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances that may result solely from such shares of Common Stock being held by the Holders).
(c)    All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
Section 17. Replacement Certificates. The Company shall replace any mutilated Series A Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Company.
Section 18. Miscellaneous. (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 77 Fourth Avenue, Waltham, MA 02451 or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
(b)    The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not payable.
(c)    No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.
(d)    The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law or the Investment Agreement.

IN WITNESS WHEREOF, CARE.COM INC. has caused this Certificate of Designations to be signed by its authorized corporate officer this 29th day of June, 2016.
CARE.COM, INC.

By: /s/     Sheila Lirio Marcelo
Name: Sheila Lirio Marcelo
Title: Founder, President, Chief Executive Officer
and Director